Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports Fourth Quarter and Full Year 2023 Financial Results

Revenues for full year 2023 increased 51.9% to $243.8 million
Net Loss for full year 2023 improved by $103.4 million to $(27.3) million
Adjusted EBITDA1 for full year 2023 increased by $26.3 million to $15.3 million
Net cash provided by (used in) operating activities for the fourth quarter of 2023 improved by $20.5 million to $15.7 million
Book-to-bill2 ratio for the fourth quarter of 2023 was 2.81
JACKSONVILLE, Fla. / March 14, 2024 Redwire Corporation (NYSE: RDW), a leading innovator in space infrastructure enabling space mission providers with the foundational building blocks and integrated solutions needed for complex space missions, today announced results for its fourth quarter and full year ended December 31, 2023. Unless otherwise referred to as Comparable Revenues, financial information presented herein includes the results of Space NV for periods including and subsequent to the acquisition date of October 31, 2022.

Redwire will live stream a presentation with slides on March 15, 2024 at 9:00 a.m. ET. Please use the link below to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=ORQbTdYl

“During 2023, Redwire achieved four consecutive quarters of revenue growth and positive Adjusted EBITDA1,” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “This trend is expected to continue in 2024 with Contracted Backlog2 of $372.8 million at the start of the year. In addition, we expect to aggressively add new business by scaling production, expanding our offerings, and bidding on larger contracts. For instance, in Q4 2023 Redwire signed an approximately $142 million contract with an undisclosed satellite manufacturer to produce Roll Out Solar Arrays.”

Full Year 2023 Highlights
•Revenues for full year 2023 increased 51.9% to $243.8 million, as compared to $160.5 million for the full year 2022.
•Net Loss for full year 2023 improved by $103.4 million to $(27.3) million, as compared to $(130.6) million for the full year 2022.
•Adjusted EBITDA1 for full year 2023 increased by $26.3 million to $15.3 million, as compared to $(11.0) million for the full year 2022.
1 Adjusted EBITDA are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.
2 Book-to-bill and Contracted Backlog are key business measures. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.

•Contracted Backlog3 increased 19.1% year-over-year to $372.8 million as of December 31, 2023, as compared to $313.1 million as of December 31, 2022.
•On a full year basis, book-to-bill3 was 1.23 for 2023, as compared to 2.04 for 2022.
•Total available liquidity was $48.3 million as of December 31, 2023, comprised of $30.3 million in cash and cash equivalents and $18.0 million in available borrowings from our existing credit facilities.

Fourth Quarter 2023 Highlights
•Revenues for the fourth quarter of 2023 increased 18.2% to $63.5 million, as compared to $53.7 million for the fourth quarter of 2022.
•Comparable Revenues4 for the fourth quarter of 2023 increased 15.5% to $48.6 million, as compared to $42.0 million for the fourth quarter of 2022.
•Net Loss for the fourth quarter of 2023 improved 68.2% to $(8.2) million, as compared to $(25.9) million for the fourth quarter of 2022.
•Adjusted EBITDA4 for the fourth quarter of 2023 increased by $2.5 million to $1.7 million, as compared to $(0.8) million for the fourth quarter of 2022.
•Book-to-bill3 ratio for the fourth quarter of 2023 was 2.81, as compared to 3.74 as of the fourth quarter of 2022.
•Net cash provided by (used in) operating activities for the fourth quarter of 2023 improved by $20.5 million to $15.7 million, as compared to $(4.8) million for the fourth quarter of 2022.
•Free Cash Flow4 for the fourth quarter of 2023 was $12.6 million, as compared to $(5.5) million for the fourth quarter of 2022.

2024 Forecast
•For the full year ended December 31, 2024, Redwire is forecasting revenues of $300 million.

“Redwire finished 2023 with strong commercial and financial performance in the fourth quarter, recognizing record revenues of $63.5 million and positive Adjusted EBITDA4 of $1.7 million in Q4 2023, which includes a negative impact from net EAC adjustments during the fourth quarter” said Jonathan Baliff, Chief Financial Officer of Redwire. “Redwire saw marked financial improvement on a year-over-year basis, with a 51.9% increase in revenues. 2023 profitability improvement was driven by an increase in Gross Profit and a decrease in SG&A year-over-year. This yielded $15.3 million in full year Adjusted EBITDA4, positive net cash flow from operations of $1.2 million, and $30.3 million of cash on the balance sheet. Importantly, with our significant improvement in fourth quarter Contracted Backlog3 with book-to-bill3 of 2.81, Redwire enters 2024 with strong growth and profitability momentum and a full year revenue forecast of $300 million.”

Webcast and Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Friday, March 15, 2024 to review financial results for the fourth quarter and full year ended December 31, 2023. This release and the most recent investor slide presentation are available in the investor relations area of our website at redwirespace.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=ORQbTdYl. The dial-in number for the live call is 877-485-3108 (toll free) or 201-689-8264 (toll), and the conference ID is 13744388.

3Book-to-bill and Contracted Backlog are key business measures. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
4 Comparable Revenues, Adjusted EBITDA, and Free Cash Flow are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13744388. The accompanying investor presentation will be available on March 15, 2024 on the investor section of Redwire’s website at redwirespace.com.

Any replay, rebroadcast, transcript or other reproduction or transmission of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE:RDW) is a global space infrastructure and innovation company enabling civil, commercial, and national security programs. Redwire’s proven and reliable capabilities include avionics, sensors, power solutions, critical structures, mechanisms, radio frequency systems, platforms, missions, and microgravity payloads. Redwire combines decades of flight heritage and proven experience with an agile and innovative culture. Redwire’s approximately 700 employees working from 14 facilities located throughout the United States and Europe are committed to building a bold future in space for humanity, pushing the envelope of discovery and science while creating a better world on Earth. For more information, please visit www.redwirespace.com.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial position, guidance, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “continued,” “project,” “plan,” “goals,” “opportunity,” “appeal,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “might,” “could,” “intend,” “shall,” “possible,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “on track,” “poised,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to: (1) risks associated with the continued economic uncertainty, including high inflation, supply chain challenges, labor shortages, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) the Company’s limited operating history and history of losses to date; (4) the inability to successfully integrate recently completed and future acquisitions; (5) the development and continued refinement of many of the Company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that the Company’s expectations and assumptions relating to future results may prove incorrect; (8) adverse publicity stemming from any incident or perceived risk involving Redwire or our competitors; (9) unsatisfactory performance of our products resulting from challenges in the space environment, extreme space weather events, or otherwise; (10) the emerging nature of the market for in-space infrastructure services; (11) inability to realize benefits from new offerings or the application of our technologies; (12) the inability to convert orders in backlog into revenue; (13) our dependence on U.S. government contracts, which are only partially funded and subject to immediate termination; (14) the fact that we are subject to stringent U.S. economic sanctions, and trade control laws and regulations; (15) the need for substantial additional funding to finance our operations, which may not be available when we need it, on acceptable terms or at all; (16) the fact that the issuance and sale of shares of our Series A Convertible Preferred Stock has reduced the relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock; (17) AE Industrial Partners and Bain Capital have significant influence over us, which could limit your ability to influence the outcome of key transactions;

(18) provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (19) our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (20) there may be sales of a substantial amount of our common stock by our current stockholders, and these sales could cause the price of our common stock and warrants to fall; (21) the impact of the issuance of the Series A Convertible Preferred Stock on the price and market for our common stock; (22) the trading price of our common stock and warrants is and may continue to be volatile; (23) risks related to short sellers of our common stock; (24) our management team’s limited experience operating a public company; (25) inability to report our financial condition or results of operations accurately or timely as a result of identified material weaknesses in internal control over financial reporting; and (26) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by the Company.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA, Pro Forma Adjusted EBITDA, Free Cash Flow, and Comparable Revenues.

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, acquisition deal costs, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, equity-based compensation, committed equity facility transaction costs, debt financing costs, and warrant liability change in fair value adjustments. Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA further adjusted for the incremental Adjusted EBITDA that acquired businesses would have contributed for the periods presented if such acquisitions had occurred on January 1 of the year in which they occurred. Accordingly, historical financial information for the businesses acquired includes pro forma adjustments calculated in a manner consistent with the concepts of Article 8 of Regulation S-X, which are ultimately added back in the calculation of Adjusted EBITDA. Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures. Comparable Revenues is calculated as revenues less acquisition-related revenues. Revenues are considered acquisition-related for the first four full quarters since the entities’ acquisition date. After the completion of four fiscal quarters, revenues from acquired entities are presented as comparable in the current period with prior periods conformed to current presentation.

We use Adjusted EBITDA and Pro Forma Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as a useful indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure. Comparable Revenues is used to compare revenues over various periods, excluding the impact of acquisitions whose results are not reflected in all periods presented. We believe Pro Forma Adjusted EBITDA and Comparable Revenues provide meaningful insights into the impact of strategic acquisitions as well as an indicative run rate of the Company’s future operating performance.

Key Performance Indicators
Management uses Key Performance Indicators (“KPIs”) to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment, standard industry metrics or other considerations. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.
During the first quarter of 2023, we made the following changes with respect to our KPIs:
•Changed the book-to-bill calculation to present this metric on an LTM (“Last Twelve Months”) basis, whereas prior period disclosures were presented on a year-to-date basis. Book-to-bill LTM is calculated by aggregation of quarterly revenues and contracts awarded for the last four quarters.
•Changed the backlog calculation to present only contracted backlog, whereas prior period disclosures also presented uncontracted backlog. There was no change in the calculation of contracted backlog.
Management believes these presentation changes will provide meaningful insights into contract award trends and increase comparability of the Company’s performance metrics with those of industry peers.

REDWIRE CORPORATION
CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands of U.S. dollars, except share data)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$30,278	$28,316
Accounts receivable, net	32,411	26,726
Contract assets	36,961	31,041
Inventory	1,516	1,469
Income tax receivable	636	688
Prepaid insurance	1,083	2,240
Prepaid expenses and other current assets	6,428	5,687
Total current assets	109,313	96,167
Property, plant and equipment, net of accumulated depreciation of $6,538 and $3,032, respectively	15,909	12,761
Right-of-use assets	13,181	13,103
Intangible assets, net of accumulated amortization of $18,509 and $11,247, respectively	62,985	66,871
Goodwill	65,757	64,618
Equity method investments	3,613	3,269
Other non-current assets	511	909
Total assets	$271,269	$257,698

Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$18,573	$17,584
Notes payable to sellers	—	1,000
Short-term debt, including current portion of long-term debt	1,378	2,578
Short-term operating lease liabilities	3,737	3,214
Short-term finance lease liabilities	439	299
Accrued expenses	32,902	36,581
Deferred revenue	52,645	29,817
Other current liabilities	2,362	3,666
Total current liabilities	112,036	94,739
Long-term debt, net	86,842	74,745
Long-term operating lease liabilities	12,302	12,670
Long-term finance lease liabilities	1,137	579
Warrant liabilities	3,325	1,314
Deferred tax liabilities	2,402	3,255
Other non-current liabilities	400	506
Total liabilities	$218,444	$187,808

REDWIRE CORPORATION CONSOLIDATED BALANCE SHEETS Unaudited (In thousands of U.S. dollars, except share data)

	December 31, 2023	December 31, 2022
Convertible preferred stock, $0.0001 par value, 125,292.00 shares authorized; 93,890.20 and 81,250.00 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively. Liquidation preference of $187,780 and $162,500 as of December 31, 2023 and December 31, 2022, respectively.	$96,106	$76,365

Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,874,708 shares authorized; none issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 65,546,174 and 64,280,631 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	7	6
Treasury stock, 353,470 and 141,811 shares, at cost, as of December 31, 2023 and December 31, 2022, respectively	(951)	(381)
Additional paid-in capital	188,323	198,126
Accumulated deficit	(233,791)	(206,528)
Accumulated other comprehensive income (loss)	2,903	2,076
Total shareholders’ equity (deficit)	(43,509)	(6,701)
Noncontrolling interests	228	226
Total equity (deficit)	(43,281)	(6,475)
Total liabilities, convertible preferred stock and equity (deficit)	$271,269	$257,698

REDWIRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Unaudited
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenues	$63,485	$53,705	$243,800	$160,549
Cost of sales	52,754	45,112	185,831	131,854
Gross margin	10,731	8,593	57,969	28,695
Operating expenses:
Selling, general and administrative expenses	16,499	16,517	68,525	70,342
Transaction expenses	—	1,324	13	3,237
Impairment expense	—	16,161	—	96,623
Research and development	989	376	4,979	4,941
Operating income (loss)	(6,757)	(25,785)	(15,548)	(146,448)
Interest expense, net	2,762	2,696	10,699	8,219
Other (income) expense, net	(1,186)	(1,582)	1,503	(16,075)
Income (loss) before income taxes	(8,333)	(26,899)	(27,750)	(138,592)
Income tax expense (benefit)	(117)	(1,023)	(486)	(7,972)
Net income (loss)	(8,216)	(25,876)	(27,264)	(130,620)
Net income (loss) attributable to noncontrolling interests	72	(3)	(1)	(3)
Net income (loss) attributable to Redwire Corporation	(8,288)	(25,873)	(27,263)	(130,617)
Less: dividends on Convertible Preferred Stock	7,981	1,760	20,021	1,760
Net income (loss) available to common shareholders	$(16,269)	$(27,633)	$(47,284)	$(132,377)

Net income (loss) per common share:
Basic and diluted	$(0.25)	$(0.43)	$(0.73)	$(2.09)
Weighted-average shares outstanding:
Basic and diluted	65,194,767	64,136,433	64,654,153	63,324,416

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(8,288)	$(25,873)	$(27,263)	$(130,617)
Foreign currency translation gain (loss), net of tax	1,134	2,651	830	1,987
Total other comprehensive income (loss), net of tax	1,134	2,651	830	1,987
Total comprehensive income (loss)	$(7,154)	$(23,222)	$(26,433)	$(128,630)

REDWIRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands of U.S. dollars)

	Year Ended
	December 31, 2023	December 31, 2022
Cash flows from operating activities:
Net income (loss)	(27,264)	(130,620)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	10,724	11,288
Amortization of debt issuance costs and discount	608	490
Equity-based compensation expense	8,658	10,786
(Gain) loss on change in fair value of committed equity facility	255	631
(Gain) loss on change in fair value of warrants	2,011	(17,784)
Deferred provision (benefit) for income taxes	(925)	(8,238)
Impairment expense	—	96,623
Income from equity method investments	(245)	(58)
Non-cash lease expense	327	264
Non-cash interest expense	525	690
Other	(238)	208
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(5,562)	(6,646)
(Increase) decrease in contract assets	(5,442)	813
(Increase) decrease in inventory	(44)	(978)
(Increase) decrease in prepaid insurance	1,157	579
(Increase) decrease in prepaid expenses and other assets	(928)	266
Increase (decrease) in accounts payable and accrued expenses	(3,280)	(1)
Increase (decrease) in deferred revenue	22,736	8,270
Increase (decrease) in operating lease liabilities	(325)	—
Increase (decrease) in other liabilities	(960)	1,760
Increase (decrease) in notes payable to sellers	(557)	—
Net cash provided by (used in) operating activities	1,231	(31,657)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(33,230)
Purchases of property, plant and equipment, net	(5,620)	(3,626)
Purchase of intangible assets	(2,707)	(526)
Net cash provided by (used in) investing activities	(8,327)	(37,382)

Cash flows from financing activities:
Proceeds received from debt	36,696	22,696
Repayments of debt	(26,683)	(23,658)
Payment of debt issuance fees to third parties	(163)	(1,254)
Repayment of finance leases	(395)	(55)
Proceeds from issuance of common stock	1,241	2,956
Payment of committed equity facility transaction costs	(571)	(161)
Proceeds from issuance of convertible preferred stock	—	81,250
Payments of issuance costs related to convertible preferred stock	(52)	(4,833)
Shares repurchased for settlement of employee tax withholdings on share-based awards	(570)	(381)
Payment of contingent earnout	(443)	—
Net cash provided by (used in) financing activities	9,060	76,560
Effect of foreign currency rate changes on cash and cash equivalents	(2)	272
Net increase (decrease) in cash and cash equivalents	1,962	7,793
Cash and cash equivalents at beginning of period	28,316	20,523
Cash and cash equivalents at end of period	$30,278	$28,316

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted EBITDA and Pro Forma Adjusted EBITDA
The following table presents the reconciliations of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended		Year Ended
(in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income (loss)	$(8,216)	$(25,876)	$(27,264)	$(130,620)
Interest expense, net	2,762	2,697	10,699	8,220
Income tax expense (benefit)	(117)	(1,023)	(486)	(7,972)
Depreciation and amortization	2,753	2,452	10,724	11,288
Impairment expense	—	16,161	—	96,623
Acquisition deal costs (i)	—	1,324	13	3,237
Acquisition integration costs (i)	—	1,096	546	3,915
Purchase accounting fair value adjustment related to deferred revenue (ii)	—	33	15	139
Severance costs (iii)	(69)	843	313	1,311
Capital market and advisory fees (iv)	1,716	732	8,607	5,547
Litigation-related expenses (v)	918	53	1,235	2,877
Equity-based compensation (vi)	2,341	2,114	8,658	10,786
Committed equity facility transaction costs (vii)	80	400	259	1,364
Debt financing costs (viii)	—	—	17	102
Warrant liability change in fair value adjustment (ix)	(464)	(1,779)	2,011	(17,784)
Adjusted EBITDA	1,704	(773)	15,347	(10,967)
Pro forma impact on Adjusted EBITDA (x)	—	320	—	3,932
Pro Forma Adjusted EBITDA	$1,704	$(453)	$15,347	$(7,035)
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire recorded adjustments related to the impact of recognizing deferred revenue at fair value as part of the purchase accounting for previous acquisitions.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, such as implementation of internal controls over financial reporting, and the internalization of corporate services, including, but not limited to, implementing enhanced enterprise resource planning systems.
v.Redwire incurred expenses related to the 2021 Audit Committee investigation and resulting securities litigation.
vi.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
vii.Redwire incurred expenses related to the committed equity facility with B. Riley, which includes consideration paid to enter into the Purchase Agreement as well as changes in fair value recognized as a gain or loss during the respective periods.
viii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with U.S. GAAP.
ix.Redwire adjusted the private warrant liability to reflect changes in fair value recognized as a gain or loss during the respective periods.
x.Pro forma impact is computed in a manner consistent with the concepts of Article 8 of Regulation S-X and represents the incremental results of a full period of operations assuming the entities acquired during the periods presented were acquired from January 1 of the year in which they occurred. For the periods presented, the pro forma impact included the results of Space NV.

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended		Year Ended
(in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net cash provided by (used in) operating activities	$15,691	$(4,828)	$1,231	$(31,657)
Less: Capital expenditures	(3,113)	(720)	(8,327)	(4,152)
Free Cash Flow	$12,578	$(5,548)	$(7,096)	$(35,809)

Comparable Revenues
The following table presents the reconciliation of Comparable Revenues to Revenues, computed in accordance with U.S. GAAP.

	Three Months Ended		Year Ended
(in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenues	$63,485	$53,705	$243,800	$160,549
Less: Acquisition-related revenues:
Space NV	(14,902)	(11,658)	(54,926)	(11,658)
Comparable Revenues	$48,583	$42,047	$188,874	$148,891

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
Unaudited

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Last Twelve Months
(in thousands, except ratio)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Contracts awarded	$178,208	$201,003	$300,042	$327,035
Revenues	63,485	53,705	243,800	160,549
Book-to-bill ratio	2.81	3.74	1.23	2.04
Book-to-bill is the ratio of total contracts awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders, including time and material contracts, awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.
We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 2.81 for the three months ended December 31, 2023, as compared to 3.74 for the three months ended December 31, 2022. For the three months ended December 31, 2023 none of the contracts awarded balance relates to acquired contract value. For the three months ended December 31, 2022, contracts awarded includes $109.8 million of acquired contract value from the Space NV acquisition, which was completed in the fourth quarter of 2022.

Our book-to-bill ratio was 1.23 for the LTM ended December 31, 2023, as compared to 2.04 for the LTM ended December 31, 2022. For the LTM ended December 31, 2023, none of the contracts awarded balance relates to acquired contract value. For the LTM ended December 31, 2022, contracts awarded includes $109.8 million of acquired contract value from the Space NV acquisition, which was completed in the fourth quarter of 2022.

Backlog
The following table presents our contracted backlog as of December 31, 2023 and December 31, 2022, and related activity for the year ended December 31, 2023 as compared to the year ended December 31, 2022.

(in thousands)	December 31, 2023	December 31, 2022
Organic backlog, beginning balance	$313,057	$139,742
Organic additions during the period	300,042	327,035
Organic revenue recognized during the period	(243,800)	(160,549)
Foreign currency translation	3,491	6,829
Organic backlog, ending balance	372,790	313,057

Acquisition-related contract value, beginning balance	—	—
Acquisition-related backlog, ending balance	—	—
Contracted backlog, ending balance	$372,790	$313,057

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $19.3 million and $37.4 million in remaining contract value from time and materials contracts as of December 31, 2023 and as of December 31, 2022, respectively.

Organic backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period. There is no acquisition-related backlog activity presented in the table above as all acquired entities have completed four fiscal quarters post-acquisition.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations in Luxembourg and Belgium was $106.0 million and $129.9 million as of December 31, 2023 and December 31, 2022, respectively. These amounts are subject to foreign exchange rate translations from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.